UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 8, 2009

(Date of earliest event reported)

Union Bankshares Corporation

(Exact name of registrant as specified in its charter)

Virginia	0-20293	54-1598552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 North Main Street

Post Office Box 446

Bowling Green, Virginia 22427

(Address of principal executive offices) (Zip Code)

(804) 633-5031

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On March 30, 2009, Union Bankshares Corporation (“UBSH”) entered into an Agreement and Plan of Reorganization, dated as of March 30, 2009, with First Market Bank, FSB (“FMB”), a privately held federal savings bank headquartered in Richmond, Virginia. FMB was formed in 1997 as a joint venture between National Commerce Bancorporation, a Tennessee bank holding company, and Ukrop’s Supermarkets, Inc., a Virginia corporation (“Ukrop’s Supermarkets”), to develop bank branch operations in Ukrop’s Supermarkets’ grocery stores. In 2006, SunTrust Banks, Inc., which had acquired National Commerce Bancorporation in 2004, sold its interest in FMB to Markel Corporation, an insurance holding company headquartered in Richmond, Virginia.

FMB currently operates 39 full-service branches, 25 of which are located in Ukrop’s Supermarkets’ grocery stores and the remainder are operated from free standing bank branch buildings. FMB operates 31 branches in the Richmond metropolitan area, four in Fredericksburg, Virginia, and two each in Roanoke and Williamsburg, Virginia. As of June 30, 2009, FMB had total consolidated assets of approximately $1.4 billion, total net loans of approximately $1.0 billion, total deposits of approximately $1.2 billion and shareholders’ equity of approximately $125.1 million.

The merger agreement provides for the combination of the Company and FMB through the merger of FMB with and into a newly-formed interim bank subsidiary of the Company. After the merger, the continuing bank from the merger will operate as a Virginia-chartered bank subsidiary of UBSH under the name “First Market Bank” until such time as Union Bank and Trust Company, the largest banking subsidiary of UBSH, merges into the continuing bank. UBSH anticipate that the merger will be completed during the fourth quarter of this year. Completion of the merger is subject to certain customary conditions, including among others, approval of the shareholders of both UBSH and FMB and receipt of regulatory approvals.

Under the terms of the merger agreement, UBSH will issue up to approximately 7.5 million shares of its common stock in an all stock transaction. Holders of FMB common stock will receive 6,273.259 shares of UBSH common stock for each of their shares of FMB common stock outstanding on the effective date of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. In addition, each share of FMB’s Series A preferred stock will be converted into the number of shares of UBSH common stock that is equal to the quotient determined by dividing $100,000 (the stock’s liquidation preference) by the 10-day average trading price of UBSH common stock as of the fifth business day before the closing, provided that average trading price will not be more than $16.89 or less than $12.89. UBSH will also issue 35,595 shares of its preferred stock to the U.S. Department of the Treasury in connection with its assumption of the preferred stock issued by FMB pursuant to the Capital Purchase Program of the Troubled Asset Relief Program.

This Current Report on Form 8-K contains the following information concerning FMB set forth in Exhibits 99.1 and 99.2: (i) Management’s Discussion and Analysis of Financial Condition and Results of Operation of FMB in Exhibit 99.1; and (ii) certain historical financial statements of FMB in Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
23.1	Consent of Independent Registered Accounting Firm of McGladrey & Pullen, LLP

99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operation of First Market Bank

99.2	Financial Statements of First Market Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNION BANKSHARES CORPORATION

/s/ D. Anthony Peay
D. Anthony Peay
Executive Vice President and Chief Financial Officer

Date: September 8, 2009